                                                                    EXHIBIT 10.1

                             ACQUISITION AGREEMENT
                                     among
                           The Greyhound Corporation,
                             Greyhound Lines, Inc.
                             GLI Operating Company,
                              GLI Holding Company,
                       GLI Bus Operations Holding Company
                                      and
                               GLI Merger Company

                               December 22, 1986

                             ACQUISITION AGREEMENT

     THIS ACQUISITION AGREEMENT (this "Agreement") is made and entered into the 22nd day of December, 1986, by and among The Greyhound Corporation, an Arizona corporation ("Greyhound"), Greyhound Lines, Inc., a California corporation ("Seller"), GLI Operating Company, a Delaware corporation ("GLI Operating"), GLI Holding Company, a Delaware corporation ("GLI Holding"), GLI Bus Operations Holding Company, a Delaware corporation ("GLI Bus"), and GLI Merger Company, a Delaware corporation ("GLI Merger").

                              W I T N E S S E T H:

     WHEREAS, Greyhound owns all of the issued and outstanding capital stock of Seller, and Seller owns 1,000 shares (the "Shares") of the common stock, $.01 par value, of GLI Operating, which constitutes all of the issued and outstanding capital stock of GLI Operating;

     WHEREAS, GLI Holding owns all of the issued and outstanding capital stock of GLI Bus, and GLI Bus owns all of the issued and outstanding capital stock of GLI Merger;

     WHEREAS, GLI Operating and GLI Merger propose to enter into an Agreement and Plan of Merger in the form of Exhibit A hereto (the "Merger Agreement") providing, among other things, for (a) the merger of GLI Merger into GLI Operating (the "Merger"), (b) the cancellation of the Shares and the conversion thereof into the right to receive: (i) $175,000,000 (the "Cash Payment"), (ii) 400,000 shares of Series A Preferred Stock of GLI Operating or, at the option of GLI Holding, of GLI Holding or GLI Bus, with an aggregate liquidation preference of $40,000,000 ("Preferred

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

Stock") and (iii) $40,000,000 principal amount of 11% Junior Subordinated Notes due 1999 of GLI Operating or, at the option of GLI Holding, of GLI Holding or GLI Bus (the "Junior Notes"), and (c) the cancellation of the outstanding shares of common stock of GLI Merger and the conversion thereof into an equal number of shares of common stock of GLI Operating (the "New Shares") to be issued to GLI Bus, as the holder of the outstanding common stock of GLI Merger, on a one for one basis, which new Shares, effective as of the consummation of the Merger, shall thereafter represent all of the issued and outstanding common stock of GLI Operating;

     WHEREAS, Greyhound proposes to (a) convey and assign to GLI Holding those trademarks and other rights listed on Exhibit B, which the parties hereto believe and acknowledge have a value of at least $6,000,000, in exchange for a number of shares of common stock, $.01 par value, of GLI Holding, which will represent, as of the Closing (hereinafter defined), 25% of the outstanding GLI Holding Stock on a fully-diluted basis after the consummation of such exchange and after the completion of all the transactions contemplated by this Agreement (the "GLI Holding Stock") and (b) license those trademarks and other rights listed on Exhibit C hereto, in exchange for the execution and delivery by GLI Holding of that certain trademark license and contingent royalty agreement hereinafter described (the "Trademark License Agreement"); all of such trademarks and other rights assigned and licensed by Greyhound to GLI Holding are hereinafter collectively referred to as the "Trademarks"; and

     WHEREAS, the parties hereto desire to enter into this Agreement for the purpose of setting forth certain representations, warranties, covenants, agreements, and conditions relating to the Merger and the other transactions contemplated hereby;

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, and agreements, and upon the terms, and subject to the conditions, hereinafter set forth, the parties hereto do hereby agree as follows:

1. DELIVERY OF OUTSTANDING SHARES AND ISSUANCE OF NEW SHARES.

     1.1 Delivery of and Distribution in Respect of Shares. At the Closing, pursuant to the terms of the Merger Agreement, Seller shall deliver or cause to be delivered to GLI Operating for cancellation the stock certificate or certificates evidencing the Shares and GLI Bus shall cause GLI Operating to delivery to Seller (a) the Cash Payment by wire transfer of funds to the bank account designated in writing by Seller to GLI Holding at least three business days prior to the Closing, (b) 400,000 shares of Preferred Stock, which shares shall have substantially the powers, designations, preferences, and other rights described in Exhibit D hereto, and (c) the Junior Notes, which shall be in substantially the form of Exhibit E hereto. The Cash Payment, Preferred Stock, and Junior Notes (collectively, the "Consideration") shall constitute the consideration for the Shares and the Noncompetition Agreement (hereinafter defined).

     1.2 Issuance of New Shares to GLI Bus. At the Closing, pursuant to the terms of the Merger Agreement, GLI Operating shall issue the New Shares to GLI Bus, as the holder of the common stock of GLI Merger, on a one for one basis.

     1.3 Assets of GLI Operating. Effective prior to and as of the Closing, Seller shall cause GLI Operating to own all the outstanding capital stock of Eastern Greyhound Lines Co., Central Greyhound Lines Co., Southern Greyhound Lines Co., Western Greyhound Lines Co., and Greyhound Travel Services, Inc., Arizona corporations (collectively, the "Companies"), and to own directly, or through the Companies, all of the business and assets related to the business of operating motor vehicles for the intercity and local transportation of passengers, baggage and package express throughout the United States and the business of providing charter bus services owned directly or indirectly by Greyhound and operated directly or indirectly by Seller, including, without limitation, cash on hand at Closing and all of the assets listed on a schedule previously delivered to GLI Holding (collectively, the "Sale Assets"), other than those assets which shall remain the assets of Greyhound or Seller specifically listed and identified on Schedule 1.3 attached hereto (the "Retained Assets") and the Trademarks (which shall be assigned to GLI Holding pursuant to Section 1.4 below).

     1.4 Deliveries in Respect of Trademarks. At the Closing: Greyhound shall, pursuant to instruments of conveyance and assignment reasonably satisfactory to GLI Holding, assign the Trademarks (other than the Trademarks described on Exhibit C) to GLI Holding, and GLI Holding shall issue and deliver the GLI Holding Stock to Greyhound.

     1.5 Liabilities.

          (a) Effective as of the Closing, GLI Operating and the Companies shall be obligated to pay only the liabilities set forth on the Closing Statement or on Schedule 1.5 hereto, which shall not include (i) any liabilities related to any litigation existing as of the Closing, (ii) any liability for any breach of any contract, agreement, lease or instrument that occurred prior to, or as a result of the Closing, and (iii) any liability, obligation, claim, action or proceeding with respect to which GLI Holding, GLI Bus, GLI Operating or the Companies is entitled to indemnification pursuant to Section 10.2 hereof (the "Continuing Liabilities"). If GLI Operating is the issuer of the Preferred Stock or the maker of the Junior Note, GLI Operating shall also be obligated to fulfill the obligations set forth in the Preferred Stock and Junior Note, respectively.

          (b) Effective as of the Closing, Seller shall (i) assume and agree to pay (in accordance with Section 1.5(c)) all debts, obligations, and liabilities (the "Non-Assumed Liabilities") of GLI Operating and the Companies (whether known or unknown, direct or indirect, absolute or contingent, matured or unmatured, or otherwise) which currently exist, or come to exist in the future, which arose, or arise, as the case may be, out of events or transactions which occurred, or conditions existing, prior to the Closing and which are not Continuing Liabilities and (ii) cause all liens, pledges, mortgages, security interests, or other encumbrances on the Sale Assets securing the Non-Assumed Liabilities to be released prior to or contemporaneously with the Closing.

          (c) Seller covenants and agrees to pay all Non-Assumed Liabilities promptly when due, provided the Seller agrees to pay and discharge in full at Closing, whether or not then due, all liabilities for borrowed money (including principal, interest, and any fee or penalties) of GLI Operating or the Companies, both short term and long-term. Should Seller fail to pay any Non-Assumed Liabilities when due, GLI Operating or any Company may, at its option and in its sole discretion, pay such overdue Non-Assumed Liabilities for the account of Greyhound and Seller. In such event, GLI Operating shall send a notice (the "Liabilities Notice") setting forth in reasonable detail such Non-Assumed Liabilities paid by GLI Operating or any Company for the account of Greyhound and Seller. Within seven days of the receipt by Seller of the Liabilities Notice, Seller shall reimburse GLI Operating or any Company in full for all Non-Assumed Liabilities paid by it.

     1.6 Closing Statement and Related Payment. (a) As soon as practicable following the Closing Date, but in no event later than 90 days following the Closing Date, Seller shall prepare and deliver to GLI Holding a consolidated balance sheet, together with related footnotes (the "Closing Statement"), of GLI Operating at and as of the Closing Date, but immediately prior to the Closing and the consummation of the transactions thereat, which shall be audited by Touche Ross & Co., independent public accountants ("TRC"). Such Closing Statement shall be prepared in accordance with generally accepted accounting principles on a basis consistent with those employed in the preparation of the pro forma consolidated balance sheet of GLI Operating as of August 31, 1986 (the "Pro Forma Balance Sheet"), a copy of which is attached hereto as Exhibit F, and will present fairly the consolidated financial position of GLI Operating, as of immediately prior to the Closing, subject to the following instructions. In no event shall (i) any prepaid expenses, refund claims, or other assets be shown as assets on such Closing Statement unless and to the extent such prepaid expenses, refund claims, or other assets relate to items that are usable in the ordinary course of business by GLI Operating or the Companies following the Closing Date,
(ii) any increase, except ordinary course of business additions, be made in the value of any non-current asset from the amounts set forth on the Pro Forma Balance Sheet, or (iii) any asset other than a Sale Asset be shown on the Closing Statement. Generally accepted accounting principles shall be used in preparing the Closing Statement, notwithstanding any conflict between generally accepted accounting principles and the principles used in preparing the Pro Forma Balance Sheet, except as specifically disclosed in the pro Forma Balance Sheet and the notes thereto and except as otherwise necessary to comply with the provisions of this Agreement. The Closing Statement shall also include a report of TRC to the effect that TRC is not aware of any material modifications that should be made to the Closing Statement in order for it to be in conformity with generally accepted

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

accounting principles (other than as permitted by the provisions of the immediately preceding sentence) and to the effect that the Closing Statement Net Worth (hereinafter defined) was calculated in accordance with the provisions of this Agreement. Each party to this Agreement agrees to cooperate fully with the other parties hereto in performing or causing to be performed such actions and in providing or causing to be provided such information as shall be necessary and appropriate to permit prompt preparation and delivery of the Closing Statement.

     (b) Seller shall cause TRC to permit GLI Holding and its representatives to review and inspect its workpapers used in connection with the audit of the Closing Statement and any other financial statements of GLI Operating or the Seller. As soon as practicable after receiving the Closing Statement, but in no event more than 30 days following receipt thereof, GLI Holding shall notify Seller as to whether GLI Holding disagrees with the amount of net worth (total assets minus total liabilities) reflected on the Closing Statement and, in the case of disagreement, the reason or reasons therefor. If any disagreement set forth therein cannot be resolved between GLI Holding and Seller within 30 days after delivery of such notification to Seller, such disagreement with respect to the net worth of GLI Operating as of the Closing Date but immediately prior to the Closing and the consummation of the transactions thereat shall be determined by a "Big Eight" accounting firm (other than Touche Ross & Co. and Arthur Andersen & Co.), jointly selected by the independent public accountants of Greyhound and of GLI Holding. The determination of such "Big Eight" accounting firm shall be binding on the parties hereto. The fees and disbursements of such accounting firm shall be shared equally by GLI Operating and Greyhound.

     (c) In the event that the net worth of GLI Operating as reflected in the Closing Statement as finally determined in accor-

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

     dance with Section 1.6(b) (the "Closing Statement Net Worth") is less than $122,000,000, Seller shall pay GLI Operating in cash an amount equal to the difference between $122,000,000 and the Closing Statement Net Worth, within five days of the determination of the Closing Statement Net Worth.

          (d) In the event that the Closing Statement Net Worth (before deducting the obligation provided for in this Section 1.6(d)) is more than $122,000,000, GLI Operating shall execute a non-interest bearing promissory note in the amount equal to the difference between the Closing Statement Net Worth and $122,000,000, within five days after the determination of the Closing Statement Net Worth. Such promissory note shall be due and payable in four equal quarterly installments, the last of which shall be due one year from the date such note is issued.

2. DELIVERY OF ADDITIONAL AGREEMENTS.

     2.1 Master Lease. At the Closing, Seller and GLI Operating (or any of its affiliates) shall enter into a lease agreement with respect to the 27 operating bus terminals included in the Retained Assets (the "Master Lease"). The Master Lease shall provide for a term of five years and, as to each leased terminal, a rental equal to 7% of Seller's net book value of such leased terminal as of the Closing Date or, if sold prior to the Closing Date, the net book value as of the date of such sale. Seller shall have the right to terminate the Master Lease as to a maximum of any eight leased terminals per year following the Closing on at least six months' prior notice (provided, however, that the Master Lease may not be terminated as to the San Diego Terminal prior to December 14, 1989). The Master Lease shall be on a "triple net" basis and shall contain such additional terms and provisions, and shall be in such form, as shall be mutually acceptable to the parties.

     2.2 Standstill Agreement. At the Closing, Greyhound and GLI Holding shall enter into an agreement (the "Standstill Agreement") pursuant to which Greyhound will agree (a) to vote its GLI Holding Stock for directors and, with reasonable exceptions, to vote such stock with respect to all other matters as directed by a group consisting of Fred G. Currey, Craig Lentzsch, and P. Anthony Lannie (the "Management Group"), (b) not to increase its ownership of GLI Holding beyond 25%, (c) to give GLI Holding a right of first refusal on any sale of Greyhound's GLI Holding Stock, other than in a bona fide, widely distributed registered public offering or pursuant to the provisions of Rule 144 (other than Rule 144(k)) promulgated under the Securities Act of 1933, and (d) not to take any action which would cause GLI Holding to become a public company. The Standstill Agreement will provide Greyhound with reasonable "piggy-back" registration rights and one demand registration right after GLI Holding goes public. Greyhound's piggy-back registration rights will be subject to cutback, pro rata with all parties other than GLI Holding (shares sold by GLI Holding will be the last cutback), if the managing underwriter requires. After Closing, Greyhound will have the right to designate a number of directors as is equal to Greyhound's ownership percentage of GLI Holding Stock on a fully-diluted basis (so long as it owns at least 5% of GLI Holding's fully-diluted common stock) times the total number of GLI Holding directors and the preemptive right to purchase its pro rata share (based on its fully-diluted common stock ownership) of any new shares of common stock offered by GLI Holding. Such preemptive rights shall terminate if GLI Holding goes public. The Standstill Agreement shall contain such additional terms and provisions, including the provision of monthly, quarterly, and audited annual financial information to Greyhound, and shall be in such form, as the parties may mutually agree.

     2.3 Operations Agreement. At the Closing, Greyhound and Seller will cause Greyhound Lines of Canada Ltd. to enter into a

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

10-year through service operations agreement ("Operations Agreement") with GLI Operating on terms customary in the industry and consistent with past practices of the Seller. The Operations Agreement shall contain such additional terms and provisions, including operating standards, and shall be in such form, as the parties may mutually agree.

     2.4. Garage and Terminal Leases. At the Closing, Seller shall sublease to GLI Operating (or any of its subsidiaries) the bus maintenance facilities at the New York City location and bus maintenance facilities and terminal facilities at the Philadelphia location on a triple net basis, subject to all the terms and conditions of the prime lease and such other terms and conditions as Seller and GLI Holding may agree, at a rent equal to that payable under the primary lease plus an annual rental of 7% of Seller's net book value of leasehold improvements on the Closing Date (the "Garage Leases"). Seller shall have the right to relocate at its expense the maintenance and terminal facilities covered by the Garage Leases, subject to GLI Holding's reasonable satisfaction that the efficiency of operations will not be materially impaired and the GLI Holding's cost of bus operations related to such facilities will not increase by more than 10%. Seller's Philadelphia relocation plan, as described to GLI Holding, meets such criteria. Seller shall retain any amounts paid to Seller by the lessors of the Garage Leases for cancellation of such Garage Leases. GLI Holding (or any of its subsidiaries) shall retain the benefits of subleasing any or all of such facilities to third parties, including without limitation all existing subleases.

     2.5 Services Agreements. If requested by Seller within one year from the date hereof, GLI Holding (or any of its subsidiaries) shall (a) (i) enter into an agreement with Greyhound Lines of Canada, Ltd. Texas, New Mexico & Oklahoma Coaches, Inc., Vermont Transit Co., Inc., Southeastern Stages, Inc. and Kerrville Bus

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

Company, Inc. (collectively, the "Retained Carriers") to perform computer services for such Retained Carriers at a service fee intended to reimburse GLI Holding (or any of its subsidiaries) for all its costs but at no profit thereon and otherwise on terms mutually agreed on by GLI Holding and such Retained Carriers, and/or (ii) grant to Greyhound Lines of Canada Ltd. a non-exclusive, non-transferable, license to use the computer software currently used by Seller, GLI Operating and the Companies, and to receive normal periodic updates thereto, at no charge to Greyhound Lines of Canada Ltd. solely for the exclusive use of Greyhound Lines of Canada Ltd. and (b) enter into an agreement with Transportation Manufacturing Corporation, Motor Coach Industries, Inc. and Motor Coach Industries, Ltd. (the "Manufacturers") to act as the warranty and maintenance representative of the Manufacturers on terms consistent with past practice and as otherwise mutually agreed by GLI Holding and the Manufacturers.

     2.6 West Des Moines Lease. At the Closing, GLI Holding (or any of its subsidiaries) shall lease Seller's West Des Moines, Iowa, accounting center for three years on a triple net basis at an annual rental of 7% of Seller's net book value of such center at Closing, which lease will be subject to the terms and conditions of the industrial revenue bonds related to the center and will include an option to the lessee to purchase such property at Seller's net book value at the end of the lease term. Such lease shall contain such additional terms and provisions, and shall be in such form, as the parties may mutually agree. Greyhound and Seller agree that, so long as such purchase option is in existence and so long as the interest income on such bonds remains exempt from federal income tax, neither Greyhound nor Seller will prepay, call or amend the terms of the industrial revenue bonds related to the center and that, upon exercise of such option, Greyhound and Seller will use their commercially reasonable efforts to transfer such bonds and related obligations to GLI Holding (or its designated subsidiaries) at the same interest rate and other principal terms as are in effect on the date of this Agreement.

     2.7 Retained Carrier Purchase Options. At the Closing, Greyhound shall grant GLI Holding (or any of its subsidiaries) a one year option to purchase all of Greyhound's (and its affiliates) interest in the Retained Carriers (other than Greyhound Lines of Canada Ltd. and Southeastern Stages, Inc.) at a purchase price for each such carrier equal to Greyhound's ownership percentage of the equity of such carrier times the greater of (a) Adjusted Net Book Value (hereinafter defined) of such carrier or (b) six times earnings before interest income and expense and income taxes for such carrier (with Seller retaining all intercompany balances) for fiscal 1985, if such option is exercised before the end of fiscal 1987, or fiscal 1987, if such option is exercised after the end of fiscal 1987. The agreement granting such options shall contain such other terms and conditions, and shall be in such form, as may be mutually agreed on by Greyhound and GLI Holding. As used in this Section 2.7, the term "Adjusted Net Book Value" shall mean the total assets of such carrier minus the total liabilities of such carrier, as reflected on a balance sheet of such carrier prepared in accordance with generally accepted accounting principles applied on a consistent basis (as of the most recent fiscal quarter prior to the exercise of such option), plus an amount equal to the excess of the fair market value (as of such balance sheet date) over book value of all buses and real estate owned by such carrier. Greyhound shall pay the costs of any appraisals necessary to determine Adjusted Net Book Value.

     2.8 Bus Purchase Agreements. At the Closing, GLI Operating and the Manufacturers shall enter into a 60 month bus purchase agreement under which GLI Operating will agree to buy 75% of its requirements for motor coaches (not including mini-vans and the

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

like made by major manufacturers) from the Manufacturers. GLI Operating will cooperate with the Manufacturers to provide stable configurations, substantial order lead times, and orderly delivery dates. The prices to GLI Operating will be those already in effect for 1987 orders, and thereafter will be standard list price less cost justified volume discounts based on annual volume of motor coaches purchased for use by GLI Operating or the Companies. Such discount will be at least as follows: 2.5% if annual volume is 51 to 100, 4.5% if annual volume is 101 to 150, and 6.5% if annual volume exceeds 150. The appropriate discount to be applicable to all buses purchased during any year shall be based on GLI Operating's order for estimated bus requirements of the number of buses to be purchased during each calendar year and shall be retroactively adjusted at the end of each calendar year based on the actual number of buses purchased during such calendar year. In addition, GLI Holding and Seller will enter into an agreement at Closing providing that GLI Holding will assume Seller's existing bus purchase agreement with the Manufacturers (which agreement shall not be modified in any respect) or pay Seller a cancellation fee equal to 5% of the purchase price of each bus which Seller is obligated to purchase under such agreement which GLI Holding does not purchase, it being understood that GLI Holding has no other right of cancellation and must cancel an order it desires to cancel at least six months prior to the scheduled delivery date of the buses subject to cancellation. Seller will assign to GLI Holding, as to each bus GLI Holding elects to purchase, Seller's rights under its purchase agreements with the Manufacturers. As to all buses purchased after 1987 by assumption of Seller's obligation to the Manufacturers, Seller shall cause GLI Holding to receive the amount of volume discount to which GLI Operating would have been entitled if such buses had been purchased by GLI Operating directly from the Manufacturers. The agreements described herein shall contain such additional terms, and shall be in such form, as may be agreed on by Greyhound and GLI Holding.

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

     2.9 Trademark Agreements. At the Closing, Greyhound and GLI Holding shall enter into the Trademark License Agreement pursuant to which Greyhound grants to GLI Holding and its subsidiaries immediately after the Closing a perpetual exclusive license to use, and will license, at GLI Holding's request, others to use, the name and trademark "Greyhound" and the "image of the running dog" trademark (as described on Exhibit C) in the United States and Mexico for, and only for, travel and transportation uses (except water). Except as currently used by Seller in the transportation business, in no event shall the licensee be permitted to use the trademark "Greyhound" standing alone. The Trademark License Agreement shall be royalty-free except as hereinafter expressly stated, and shall provide that if Greyhound and all its active affiliated companies cease use of the Term "Greyhound" in their corporate names, and the "image of the running dog" as a corporate logo, Greyhound shall transfer all rights to such trademarks to GLI Holding without additional payment. The Trademark License Agreement shall provide for a contingent royalty payable for calendar years 1989 through 1993 based on the consolidated bus and travel revenues of GLI Holding (appropriately adjusted for inflation) as follows:

                                Royalty Schedule

          CONSOLIDATED REVENUE                             ROYALTY RATE
        ------------------------                           ------------
        (In Millions of Dollars)
        Less than 600                                             0
        From 600 to 650                                         .5%
        From 650 to 700                                        1.0%
        From 700 to 750                                        1.5%
        From 750 to 800                                        2.0%
        From 800 to 850                                        2.5%
        From 850 to 900                                        2.0%
        From 900 to 950                                        1.5%
        From 950 to 1,000                                      1.0%
        Above 1000                                              .5%

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

     Each royalty percentage shall apply only to the appropriate consolidated revenue bracket (and shall not apply to any other bracket). The royalty payable for each bracket shall be added to the royalty payable for each other bracket to determine the total royalty payable for each year. The Trademark License Agreement shall contain such additional terms, and shall be in such form, as Greyhound and GLI Holding shall agree.

     2.10 Sublease and Service Agreement. At the Closing GLI Operating and Greyhound shall enter into a sublease and services agreement pursuant to which
(i) Greyhound shall sublease to GLI Operating the office facilities and, if also leased, furnishings currently utilized by Seller, GLI Operating and the Companies at Greyhound Tower, Phoenix, Arizona, and (ii) Greyhound shall provide to GLI Operating and the Companies the office services currently provided by Greyhound to Seller, GLI Operating and the Companies. Such sublease and services agreement shall provide (a) for a firm term of one (1) year with two (2) six month renewal options; (b) for rent and other charges or fees to be paid by GLI Operating on a basis consistent with past practice (but in no event shall such rents and other charges or fees be less favorable than the rents, charges or fees paid by Greyhound's subsidiaries), and (c) such additional terms, and shall be in such form, as Greyhound and GLI Holding shall agree.

     2.11 Sublease of Buses. At the Closing, Seller and GLI Operating shall enter into a sublease agreement, pursuant to which Seller will sublease to GLI Operating and the Companies an aggregate of 2,109 buses on the same terms and conditions as Seller's current bus leases, except that supplemental rental on the buses leased from Security Pacific shall be calculated at 7% fixed interest plus actual commitment fees on the underlying leveraged debt. During the first three years of such sublease, the sublease agreement will provide that GLI Operating and the Companies will be entitled to work stoppage relief for their sublease payments for 1979 and 1980 buses under capital leases and for their sublease payments for 1981 and 1982 buses leased from Security Pacific by permitting GLI Operating and the Companies to make such payments by the execution of a one year promissory note bearing interest at the same rate as the Junior Notes. Such notes will be permitted for up to a maximum of six months of sublease payments.

3. CLOSING.

     3.1 Closing. The parties hereto shall consummate the transactions contemplated hereby and by the Merger Agreement ("Closing") on a date and at a time specified by GLI Holding by at least ten days prior written notice to Seller or, if no notice is sent by GLI Holding, then at 1:00 p.m., Phoenix, Arizona time, on March 18, 1987 or such later date to which the Termination Date (as hereinafter defined) may be extended ("Closing Date") at the offices of Seller at Greyhound Tower, 111 West Clarendon, Phoenix, Arizona. As a part of the Closing, the parties shall cause a certificate of merger (including the Merger Agreement) to be executed and delivered and filed in the office of the Secretary of State of Delaware in accordance with the Delaware General Corporation Law. The Closing shall not be deemed consummated unless and until such certificate of merger has been duly filed.

     3.2 Closing Deliveries. At Closing:

          (a) Seller shall cause to be delivered or made available to GLI
     Holding:

             (i) The officer's certificate required by Section 8.3 hereof;

             (ii) The legal opinion required by Section 8.4 hereof;

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

             (iii) The approvals and consents required by Section 8.7 hereof;

             (iv) All documents required to transfer control of all bank accounts and bank deposit boxes of Seller, GLI Operating, and the Companies (except those specified as Retained Assets);

             (v) Fully executed originals of the Noncompetition Agreement substantially in the form of Exhibit G hereto;

             (vii) A certified copy of the resolutions of the Board of Directors of Greyhound, Seller and GLI Operating authorizing the transactions contemplated by this Agreement and the Merger Agreement;

             (viii) Incumbency certificates certifying the authority and signatures of all persons executing the Agreement and all documents contemplated thereby on behalf of Seller;

             (ix) such other agreements and documents as may be required by this Agreement or reasonably requested by GLI Holding to evidence compliance by Greyhound, Seller, or GLI Operating with the terms of this Agreement; and

             (x) the Merger Agreement executed by GLI Operating and the consent of Seller, as the sole shareholder of GLI Operating, to the terms and conditions contained in the Merger Agreement and to the consummation of the transactions contemplated by the Merger Agreement.

          (b) GLI Bus shall cause to be delivered to Seller:

             (i) The Consideration required to be paid pursuant to the Merger Agreement;

             (ii) The officer's certificate required by Section 9.3 hereof;

             (iii) The legal opinion required by Section 9.4 hereof;

             (iv) The approvals required by Section 9.6 hereof;

             (v) A certified copy of the resolutions of the Boards of Directors of GLI Holding, GLI Bus and GLI Merger authorizing the transactions contemplated by this Agreement;

             (vi) Incumbency certificates certifying the authority and signatures of all persons executing the Agreement and all documents contemplated thereby on behalf of GLI Holding, GLI Bus and GLI Merger;

             (vii) Such other agreements and documents as may be required by this Agreement or reasonably requested by Seller to evidence compliance by GLI Holding, GLI Bus and GLI Merger with the terms of this Agreement; and

             (viii) The Merger Agreement executed by GLI Merger and the consent of GLI Bus, as the sole shareholder of GLI Merger, to the terms and conditions contained in the Merger Agreement and to the consummation of the transactions contemplated by the Merger Agreement.

     3.3 Further Instruments and Assistance. Without further consideration, Greyhound or Seller at any time shall execute and deliver such further instruments of transfer and assignment and take such other action as GLI Holding may reasonably request to comply with the terms of this Agreement and take such other actions as GLI Holding may reasonably request to vest in the Companies or GLI Operating title to and ownership of all of the Sale Assets.

     4. REPRESENTATIONS AND WARRANTIES OF SELLER AND GREYHOUND.

     Seller and Greyhound represent and warrant to GLI Holding, GLI Bus and GLI Merger, subject to the exceptions listed on Exhibit H, that:

     4.1 Merger Agreement. Except as described in Schedule 4.1, Greyhound, Seller, and GLI Operating have the full power, authority, and right to enter into this Agreement and to perform their respective obligations hereunder; and this Agreement constitutes a valid and binding obligation upon Greyhound, Seller, and GLI Operating, enforceable in accordance with its terms. The execution, delivery, and performance of this Agreement and of all the documents and instruments required hereby from Greyhound, Seller, or GLI Operating have been duly authorized by all necessary corporate action of Greyhound, Seller, or GLI Operating, as appropriate. The documents and instruments required hereby when executed and delivered by Greyhound, Seller, or GLI Operating will be the valid and binding obligations of Greyhound, Seller, or GLI Operating enforceable against Greyhound, Seller, or GLI Operating, as appropriate, in accordance with their respective terms.

     4.2 Capitalization. The total authorized capital stock of GLI Operating consists of 5,000,000 shares of common stock, $.01 par value, of which only the Shares have been duly and validly issued to Seller and are presently outstanding, and 10,000,000 shares of Preferred Stock, $.01 par value, none of which are outstanding. The total authorized capital stock of each of the Companies consists of 1,000 shares of common stock, $1.00 par value, all of which have been duly and validly issued to GLI Operating and are currently outstanding (collectively, the "Company Shares"). All the Shares and Company Shares are fully paid for and non-assessable. On the Closing Date, Seller will own good, valid and marketable title to the Shares, and GLI Operating will own good, valid and marketable title to the Company Shares, free and clear of any and all mortgages, liens, encumbrances, charges, claims, restrictions, pledges, security interests or impositions. Upon consummation of the Closing, GLI Bus will own all the outstanding capital stock of GLI Operating, and GLI Operating will own all the outstanding capital stock of the Companies, free and clear of all mortgages, liens, encumbrances, charges, claims, restrictions, pledges, security interests or impositions. Except as contemplated by this Agreement, no rights or agreements for the purchase or acquisition from, or sale or issuance by, GLI Operating or any of the Companies of any shares of their capital stock are outstanding and no authorization therefor is in effect.

     4.3 No Breach. Except as described on Schedule 4.3, Greyhound's, Seller's, and GLI Operating's execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (a) result in the breach of any of the terms or conditions of, or constitute a default under, the charter documents or the Bylaws of Greyhound, Seller, GLI Operating, or the Companies or any indenture or mortgage to which any of them is a party or any material contract, commitment, pledge, note, bond or other instrument or obligation to which any of them is now a party or by which any of them or any of their properties or assets may be bound or affected, or (b) violate any material law or any material rule or regulation of any administrative agency or governmental body or any order, writ, injunction or decree of any court, administrative agency or governmental body to which Greyhound, Seller, GLI Operating or the Companies are subject.

     4.4 Corporate Status. GLI Operating is duly authorized, validly existing and in good standing under the laws of Delaware. Each of the Companies and Seller is duly organized, validly existing and in good standing under the corporation laws of the States of Arizona and California, respectively. Each of the Companies and Seller is, and at the Closing Date GLI Operating will be, duly licensed, qualified or domesticated as a foreign corporation and in good standing under the corporation laws of each jurisdiction specified in Schedule
4.4 with respect to each such company. Neither the character nor location of the properties owned by any of GLI Operating or the Companies nor the nature of the business of any of the Companies requires any of them to be licensed or qualified under the laws of any other jurisdiction where the failure to be so licensed or qualified would have a material adverse effect upon the business of GLI Operating and the Companies taken as a whole. Except as described on
Schedule 4.4, GLI Operating and the Companies have full power and authority to carry on their business and to own and operate their assets, properties, and business.

     4.5 Financial Statements; Changes. The Pro forma consolidated and consolidating balance sheet and balance sheet detail of Seller and the Companies contained in Schedule 4.5 are true and correct in all material respects and were prepared in accordance with generally accepted accounting principles consistently applied with the principles used in preparing the consolidated and consolidating balance sheet and balance sheet detail of Seller as of December 31, 1985, except for normal year-end adjustments, and present fairly the consolidated financial position of Seller and the Companies as of August 31, 1986. Except as set forth on Part II of Schedule 4.5 hereto, since August 31, 1986 there has not been: (a) any material adverse change in the Sale Assets or the business, operations, financial condition or prospects of the Companies and GLI Operating taken as a whole; (b) any borrowings by GLI Operating or the Companies other than advances from Seller made in the normal course of business; (c) any mortgage, pledge, lien or encumbrance of or with respect to any of the Sales Assets or assets of GLI Operating or the Companies, except those incurred in the normal course of business; (d) any sale, transfer or other disposition of the Sale Assets, except those incurred in the ordinary course of business (e) any waiver, releases or termination of any material right or claim of the Companies; (f) any capital expenditure not in the ordinary course of business; or (g) any payment by GLI Operating or the Companies to any of their affiliates (other than pursuant to a contract described in Schedule 4.8).

     4.6 Owned and Leased Real Property. Schedule 4.6 contains a list of all real estate included in the Sale Assets that is owned or leased or to be owned or leased (including in each case of leased property, the name of the lessor, termination date, annual rental, and whether or not there is a renewal option). GLI Operating, the Companies and Seller, as the case may be, have good and marketable title to all such owned real property free and clear of all third party security interests, liens, encumbrances, restrictions and other burdens, except (i) as described in Schedule 4.6, and (ii) except for the following:

          (a) Any and all rights of the public and of the federal and any state, county, and municipal governments and any other political subdivisions acquired, assigned, condemned, dedicated, granted, leased, retained, taken and/or used for any and all governmental, public or other purposes of any nature, whatsoever;

          (b) General taxes and special assessments for the year 1986 if not yet delinquent, and all years subsequent thereto;

          (c) Any and all recorded or unrecorded assignments, easements, grants, leases, licenses, reservations, rights-of-way, and the rights and/or privileges, by prescription or otherwise, for the construction, installation, maintenance, use, operations, repair, extension, renewal and removal of public and private alleys, crossings, highways, overhead runways, roadways, sidewalks, streets, tunnels, railways, and viaducts and water, sewage, storm sewers, drains, gas, electricity, steam and any and all other service and utility lines, conduits, drains, pipes, wires, fixtures, poles and any and all other services or utility facilities, and for the emission or passage of any dust, odor, fumes, smoke or other solid, liquid or gaseous matter;

          (d) Any and all laws, ordinances or governmental regulations now or hereafter in force (including building and zoning ordinances) limiting or regulating the use or enjoyment of the above-described premises or the character, size, use or location of any improvement now or hereafter erected thereon;

          (e) Any and all encroachments, overlaps, boundary line disputes and any matters which a correct survey and/or inspection of the above described premises would disclose;

          (f) Any and all rights of parties in possession, be it actual or constructive;

          (g) Any and all party wall agreements and rights accruing thereunder; and

          (h) Judgments, mechanics' liens and liens of a similar nature, which Seller agrees to dispose of or indemnify each of GLI Operating and the Companies against in a manner satisfactory to GLI Holding prior to the Closing;

provided items (a) through (h) do not materially impair the use of any one or all of such real property or result in title no longer being good and marketable.

Seller will make available to GLI Holding prior to Closing copies of all title insurance policies, lawyers' abstract opinions and surveys held in Seller's possession with respect to all such real property, together with copies of all documents relating to any third party security interests, liens, encumbrances, restrictions or other burdens disclosed on Schedule 4.6. (GLI Holding acknowledges that (a) the policies, abstract opinions and surveys referred to are not current, and (b) that GLI Holding and Seller shall agree to descriptions of the real properties of Seller being transferred hereunder to the extent necessary prior to Closing). Seller will make available to GLI Holding prior to Closing true and correct copies of all leases listed on Schedule 4.6 hereto. Except as described on Schedule 4.6 hereto, neither Seller, GLI Operating, nor any of the Companies has received written notice of default under any such leases; none of such leases are in default in any material respect or have been assigned, mortgaged, or encumbered by seller, GLI Operating, or any of the Companies; and all such leases constitute legal, valid, and binding obligations of the respective parties thereto. All buildings, structures and other improvements located on any owned parcel of real estate listed on Schedule 4.6 hereto are, in all material respects, being used and occupied in substantial compliance with, and conform in all material respects to, all building, zoning, use and occupancy laws, codes, ordinances, rules, regulations, and restrictions, whether federal, state, or local (including all such laws that relate to environmental or safety matters).

     4.7 Owned and Leased Tangible Personal Property. Schedule 4.7 contains (a) a list of fixed assets included in the Sale Assets; (b) a description of tangible personal property included in the Sale Assets not owned by GLI Operating or the Companies but in their possession or used in their business and having rental payments therefor in excess of $50,000 per year; and (c) as to all such tangible personal property not owned by GLI Operating or the Companies but listed on Schedule 4.7, the name of the lessor or owner, termination date, monthly rental, and whether or not there is a renewal option. Except as indicated in Schedule 4.7 or in Schedule 4.6, GLI Operating or one of the Companies has good and marketable title to the personal property included in the Sale Assets free and clear of all material third party security interests, liens, encumbrances, restrictions, and other burdens, except:

          (a) As may be imposed by governmental regulations relating to use;

          (b) Liens in connection with workmen's compensation or in connection with unemployment insurance and other social security taxes, and liens which secure the performance of trade contracts, leases, statutory obligations, and mechanics', carriers', workmen's, repairmen's and other obligations of like nature made in the normal course of business;

          (c) Liens for unpaid taxes which are not delinquent or which are being contested in good faith; and

          (d) Liens of vendors for any unpaid portion of the purchase price of any equipment, other than buses, acquired by the Companies in the ordinary course of business;

provided items (a) through (d) do not materially impair the use of any one or more items of such personal property or result in title no longer being good and marketable.

Except as indicated in Schedule 4.7, the Companies, GLI Operating and Seller hold and use all tangible personal property, if any, included in the Sale Assets not owned by them but listed on such Schedule:

          (a) Free and clear of all material third party security interests, liens, encumbrances, restrictions and other burdens except lessor's interests; claims under bailment and storage agreements; and liens, if any, for personal property taxes which are not delinquent or which are being contested in good faith;

          (b) In substantial compliance with all material zoning and use laws, codes, ordinances, rules, regulations, and restrictions, whether federal, state, or local (including all such laws that relate to food and drug, health, environmental or safety matters); and

          (c) In accordance with a lease or other agreement which is in full force and effect and constitutes a legal, valid, and binding obligation of its respective parties, and neither GLI Operating, Seller nor any of the Companies has received any notice of default under any such lease or agreement and none of such leases or agreements are in default by any party thereto.

Schedule 4.7 lists all buses included in the Sale Assets owned or leased by Seller, GLI Operating or the Companies, and the make, model, year of construction, and seating capacity of each such motor vehicle. Such buses have been maintained in accordance with Seller's standard preventive maintenance standards which are in conformance in all material respects with the regulations of each governmental authority having jurisdiction with respect thereto.

     The Sale Assets, taken as a whole, are in such operating condition and repair, subject to ordinary wear and tear, and consistent with industry practices, as to be substantially fit for the purposes for which they are currently being utilized. EXCEPT AS EXPRESSLY SET FORTH HEREIN, SELLER DOES NOT MAKE ANY REPRESENTATIONS OR WARRANTIES TO GLI HOLDING, GLI BUS OR GLI MERGER, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND GLI HOLDING, GLI BUS AND GLI MERGER ACKNOWLEDGE THAT THE SALE ASSETS SHALL BE IN AN AS IS WHERE IS CONDITION, SUBJECT ONLY TO THE TERMS AND CONDITIONS OF THIS AGREEMENT.

     4.8 Certain Contracts. Schedule 4.8 is a list of (a) those contracts of Seller, GLI Operating, and the Companies included in the Sale Assets or which are Continuing Liabilities which are material to the business of GLI Operating and the Companies and which have been entered into other than in the ordinary course of business, (b) all contracts included in the Sale Assets or which are Continuing Liabilities which are between Seller, GLI Operating and the Companies, on the one hand, and Greyhound or any affiliate of Greyhound, on the other hand, and (c) any guarantees or similar obligations of Greyhound, Seller, GLI Operating, or any of the Companies which are Continuing Liabilities. All of such contracts and other material contracts included in the Sale Assets or which constitute Continuing Liabilities are legally binding and in effect and none of the parties to such contracts has given written notice to terminate any of such contracts. Except as described on Schedule 4.8, GLI Operating and the Companies have substantially performed each material term, covenant, and condition of each of such contracts and other material contracts included in the Sale Assets or which constitute Continuing Liabilities to be performed by GLI Operating and the Companies required to be performed as of the date hereof and will have substantially performed as of the Closing Date such terms, covenants and conditions required to be performed as of the Closing Date. No event has occurred under any of such contracts and other material contracts included in the Sale Assets or which constitute Continuing Liabilities which constitutes a default or would constitute a default thereunder but for the requirement that notice be given or time elapse or both and which would have a material adverse effect on GLI Operating and the Companies taken as a whole. No contract, lease, or other agreement included in the Sales Assets or Continuing Liabilities (collectively, "Contracts") provides for any guaranteed or assured tax-benefit or after-tax yield to any third party, except such as may arise from acts or omissions of Seller or its affiliates (none of which acts or omissions has occurred). All Contracts which are commission agent agreements with respect to bus terminals may be cancelled by GLI Operating after the Closing on notice of six months or less without penalty. No Contract, including interline and industry agreements, is unduly burdensome or contains terms which are adversely unusual or otherwise not customary in the industry in any material respect. None of the Contracts between Seller, GLI Operating, and any of the Companies, on the one hand, and Greyhound or any affiliate of Greyhound (other than among the Companies), on the other hand, is less favorable to Seller, GLI Operating, or any of the Companies in any material respect than could have been obtained in an arm's length transaction with a non-affiliated party. GLI Holding acknowledges that the bus purchase agreements referred to in Section 2.8 hereof meet such criteria.

     4.9 Proprietary Marks.

          (a) Schedule 4.9 sets forth a list of all material registered trademarks, trade names, service marks, or logo types thereof of Greyhound ("Proprietary Marks") that GLI Operating and the Companies utilize in the conduct of the business of GLI Operating and the Companies and an indication of the nature of such right, license, or interest in each instance;

          (b) Schedule 4.9 lists all current agreements which restrict or limit GLI Operating or the Companies, Seller or Greyhound in any material way from domestic use of any of the Proprietary Marks;

          (c) Schedule 4.9 lists all controversies, with the specific exclusion of official trademark office objections, pending or, to the knowledge of Seller threatened, or which reasonably could rise out of facts and circumstances now known to Seller, which involve the infringement, validity, or ownership of the Proprietary Marks or in which the Proprietary Marks are involved in questions of infringement, validity, or ownership of third party-owned properties, and with respect to which an adverse result would have a material adverse effect on GLI Operating and the Companies taken as a whole; and

     Except as set forth in Schedule 4.9:

          (a) Certificates or instruments evidencing title of record in Greyhound to the Proprietary Marks are in the possession of Greyhound;

          (b) All registrations of the Proprietary Marks are subsisting on the trademark registers set forth in Schedule 4.9 and are in full force and effect and all applications listed in Schedule 4.9 are pending in the trademark offices of such jurisdictions;

          (c) Greyhound is the direct and unrestricted owner of all right, title, and interest in and to the Proprietary Marks and in and to the registrations thereof and applications therefor listed in Schedule 4.9, and no such right, title and interest has been mortgaged, pledged, transferred, assigned or, except as set forth in Schedule 4.9, licensed to any third party or is held subject to any trust or similar right in favor of any third party; and

          (d) The Proprietary Marks comprise all the material trademarks and trade names (including all applications, registrations, extensions, and renewals thereof) which are necessary to permit the continuation of GLI Operating's and the Companies' operations in the same manner as now conducted.

     4.10 Taxes. Except as set forth in Schedule 4.10 hereto:

          (a) Seller has or will have, or has or will have caused GLI Operating and the Companies to have, for all periods ending on or before the Closing Date, duly and timely filed all tax returns required to be filed by them or for which they may be held responsible and have paid or provided for all taxes shown to be due and payable;

          (b) All federal, state, and local income and franchise tax returns (including without limitation any information returns) of the Companies and GLI Operating have been audited by the taxing authorities and all taxes, deficiencies, penalties, additions to tax, interest, and assessments affecting each such entity for any year covered by any such return have been finally determined and paid;

          (c) There are no agreements, waivers, or other arrangements providing for an extension of time with respect to the filing of any tax returns by GLI Operating and the Companies or the payment by, or assessment against, GLI Operating and the Companies of any tax, governmental charge, duty, penalty, additions to tax, interest, or deficiency;

          (d) There are no suits, actions, claims, investigations, inquiries, or proceedings pending or threatened against

     GLI Operating and the Companies in respect of taxes, governmental charges, duties, penalties, interest, deficiencies or assessments, or any material matters under discussion between GLI Operating or the Companies and any governmental authority relating to taxes, governmental charges, duties, penalties, interest or assessments, or any claims for additions to tax, governmental charges, duties, or assessments asserted by any such authority; and

          (e) No election under section 341(f) of the Internal Revenue Code of 1986 has been or will be filed by or on behalf of GLI Operating or any of the Companies.

     4.11 Benefit Plans.

     None of GLI Operating or the Companies is a party to any "employee welfare benefit plan" or "employee pension benefit plan" (as defined in Sections 3(1) and 3(2) of the Employee Retirement Income Security Act of 1974 ("ERISA"), or any other plan, practice, or policy providing for fringe benefits to officers, directors, or employees ("Benefit Plans") as of the date hereof. Seller shall be responsible for and will indemnify GLI Operating and the Companies for all liabilities arising with respect to any Benefit Plans of the Seller prior to the Closing Date.

     4.12 Suits, Claims. Except as disclosed in Schedule 4.10 or Schedule 4.12, there is (a) no suit, action, or claim, (b) no investigation or inquiry by any administrative agency or governmental body, (c) no state of facts known to Greyhound, and (d) no legal, administrative or arbitration proceeding pending or, to the knowledge of Greyhound, threatened against GLI Operating or any of the Companies or any of the properties, assets, or business of GLI Operating or any of the Companies, the outcome of which could reasonably be expected to have a material adverse effect on the assets or business of GLI Operating and the Companies taken as a whole. Except as disclosed in Schedule 4.12, there is no outstanding order, writ, injunction, or decree of any court, administrative agency or governmental body or arbitration tribunal against or affecting Seller, GLI Operating, and the Companies or any of the properties, assets, or business of GLI Operating or the Companies which could reasonably be expected to have a material adverse effect on the assets or business of GLI Operating and the Companies taken as a whole.

     4.13 Government Permits. Except as disclosed in Schedule 4.4 or Schedule 4.13, GLI Operating and the Companies have in the aggregate all material governmental licenses, titles, certificates, franchises, and permits necessary to conduct the business of GLI Operating and the Companies. Such licenses, titles, certificates, franchises, and permits are in full force and effect, and no material violations exist or have been recorded in respect of any of them.

     4.14 Compliance with Law. Except as disclosed in any Schedule, GLI Operating and the Companies are in substantial compliance with all applicable laws, rules, regulations, ordinances, codes, orders, licenses, and permits applicable to the conduct of their business or assets, the noncompliance with which would affect materially and adversely business of GLI Operating and the Companies as a whole.

     4.15 No Broker. Except for the retention of Morgan Stanley & Co. Incorporated, neither Greyhound, Seller nor GLI Operating has retained any broker or other intermediary to act on its behalf in connection with the transactions contemplated by this Agreement. Greyhound and Seller shall be solely liable for any payment due to Morgan Stanley & Co. Incorporated by reason of the consummation of the transactions contemplated hereby.

     4.16 Availability of Documents. Seller has prior to the actual date of execution of this Agreement made available for inspection by GLI Holding and its representatives true, correct, and complete copies of the charter documents and By-laws of GLI Operating and the Companies and all written agreements, arrangements, commitments, and documents referred to herein or in any Schedule hereto, in each case, together with all amendments and supplements thereto. Seller has heretofore made available for inspection by GLI Holding and its representatives the corporate minute books of GLI Operating and the Companies. Such corporate minute books contain, or at Closing will contain, the minutes of all the meetings of stockholders, board of directors, and any committees which have been held on or before the actual date of execution hereof and all written consents to action executed in lieu thereof.

     4.17 Investment Intent. Greyhound and Seller are acquiring all the securities to be acquired pursuant to this Agreement and the Merger Agreement or in connection with the purchase of certain of the trademarks for investment only and with no present intention of distributing such securities.

     4.18 Completeness and Accuracy of Information. Neither the representations and warranties of Greyhound and Seller in this Agreement (including the information contained in the schedules hereto) nor the Pro Forma Balance Sheet contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein not misleading under the circumstances. In the case of the Pro Forma Balance Sheet, GLI Holding recognizes that such statements were prepared from internal financial statements which were unaudited and had been prepared on a different basis and for different purposes. Accordingly, such financial statements reflect a number of allocations, assumptions and estimates, all of which have been made in good faith and on rea-sonable bases, consistent with generally accepted accounting principles.

5. REPRESENTATION AND WARRANTIES OF GLI HOLDING.

     GLI Holding represents and warrants to Greyhound and Seller as follows:

     5.1 Corporate Status. Each of GLI Holding, GLI Bus and GLI Merger is a corporation duly authorized, validly existing and in good standing under the laws of the State of Delaware. Each of GLI Holding, GLI Bus and GLI Merger has full power and lawful authority to carry on its business as presently conducted and to own and operate its assets, properties, and business.

     5.2 Authorization. The execution, delivery and performance of this Agreement and the Merger Agreement by GLI Holing, GLI Bus and GLI Merger, as the case may be, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action of GLI Holding, GLI Bus and GLI Merger, and this Agreement and the Merger Agreement constitutes a valid and binding obligation upon GLI Holding, GLI Bus and GLI Merger enforceable in accordance with their respective terms.

     5.3 No Litigation. As of the date hereof, there is (a) no suit, action, or claim, (b) no investigation or inquiry by any administrative agency or governmental body, and (c) no legal, administrative, or arbitration proceeding pending or, to the knowledge of GLI Holding, threatened against GLI Holding, GLI Bus or GLI Merger or any of their respective properties, assets, or business, in each case which seeks to terminate, modify, or affect this Agreement or the consummation of the transactions contemplated herein or therein.

     5.4 No Breach. GLI Holding's, GLI Bus' and GLI Merger's signing, delivery, and execution of this Agreement, the Merger Agreement and the consummation of the transactions contemplated hereby and thereby will not (a) result in the breach of any of the terms or conditions of, or constitute a default under, the charter documents or the Bylaws of GLI Holding, GLI Bus of GLI Merger, or any material indenture or mortgage, to which GLI Holding, GLI Bus and GLI Merger is a party or any material contract, commitment, pledge, note, lease, license or other instrument or obligation to which GLI Holding, GLI Bus or GLI Merger now is a party or by which GLI Holding, GLI Bus or GLI Merger or any of the properties or assets of GLI Holding, GLI Bus or GLI Merger may be bound or materially affected, or (b) violate any material law or any material regulation of any administrative agency or governmental body, or any order, writ, injunction, or decree of any court, administrative agency or governmental body which is expressly applicable to GLI Holding, GLI Bus or GLI Merger.

     5.5 Labor Contract. GLI Holding acknowledges that Seller's labor contract with the Amalgamated Transit Union expired on October 31, 1986 (but has been extended subject to the right to terminate such contract on 72 hours prior written notice and further extended subject to ratification to March 19, 1987) and that Seller has made no representations or warranties and has given no opinion as to the effect of such expiration with respect thereto.

     5.6 Investment Intent. GLI Bus is acquiring the shares of GLI Operating for investment only and with no present intention of distributing such shares.

     5.7 No Broker. Neither BusLease, Inc., GLI Holding, GLI Bus nor GLI Merger has retained any broker or other intermediary to act on their behalf in connection with the transactions contemplated by this Agreement.

6. PRECLOSING EMPLOYEE MATTERS.

     6.1 Employees. The Companies and GLI Operating presently have no employees and, except for employees hired by or with the consent of GLI Holding, the Companies and GLI Operating will not have any employees at Closing.

     6.2  Employees and Benefits Generally.

          (a) Following the Closing, Seller shall retain the obligation to administer all pension benefits accrued through the Closing Date under The Greyhound Employees' Retirement Income Plan ("GRIP") for each employee who participates in GRIP. Each of GLI Holding and the Companies may establish its own benefit plans.

          (b) Following the Closing, Seller shall continue to administer all benefits accrued under the Greyhound Employees' Capital Accumulation Plan ("TRIM") for each employee who participates in TRIM. Each of GLI Holding and the Companies may establish its own employee capital accumulation plan.

          (c) On and after the Closing Date, employees of GLI Operating and the Companies, if any, shall cease to participate and accrue benefits in all Benefit Plans. Any benefit entitlement under the Benefit Plans for service prior to the Closing Date shall be provided by Seller pursuant to the terms of the Benefit Plans.

     6.3 Transferee Liability. GLI Operating, the Companies, GLI Holding, GLI Bus and GLI Merger will have no transferee withdrawal liability with respect to any multiemployer plan as defined in Section 4001(a)(3) of ERISA and no transferee plan termination obligation under Title IV of ERISA as a result of the inclusion of GLI

Operating and the Companies in the consolidated group of which Seller is the common parent. In the event that any such transferee liability becomes payable by GLI Operating, the Companies, GLI Holding, GLI Bus and GLI Merger, such liability shall be indemnified by Seller.

7. PRECLOSING AND OTHER COVENANTS AND CONDITIONS.

     Except as contemplated and described in the schedules to this Agreement or in this Agreement or otherwise consented to in writing by GLI Holding or Seller, as appropriate, or as provided in this Agreement, from the date of this Agreement until the Closing, the parties agree that:

     7.1 Business in Ordinary Course. Seller and GLI Operating shall operate the business of each of the Companies and GLI Operating in the ordinary course.

     7.2 Change in Constituent Documents. No change will be made in the Articles of Incorporation or the Bylaws or other constituent documents of the Companies and GLI Operating.

     7.3 Accounting Methods. Except as required by law, regulation, or generally accepted accounting principles, no significant change will be made in the accounting policies and practices followed by the Companies or GLI Operating or in the depreciation or amortization or property valuation policies, rates, or methods heretofore used or adopted.

     7.4 Capital Changes. Neither Seller, GLI Operating nor the Companies shall issue or sell rights to subscribe to, or enter into any arrangement or contract with respect to, any shares of the Companies' or GLI Operating's capital stock or other equity securities, or make any other changes in the Companies' or GLI Operating's equity structure.

     7.5 Contracts. No Contracts, agreements, or commitments shall be entered into by or on behalf of any of the Companies or GLI Operating except contracts, agreements, or commitments made by any of the Companies or GLI Operating or by Seller on behalf of any of the Companies or GLI Operating with unaffiliated third-parties in the ordinary course of business.

     7.6 Consultation with GLI Holding. To the fullest extent practicable, Seller, GLI Operating, and the Companies will cause their senior executive officers to consult with and consider the views of GLI Holding prior to entering into, terminating, or substantially modifying any material commitments, pension plans or contracts (other than with respect to collective bargaining agreements) respecting any of the Companies' or GLI Operating's businesses or any of the Sale Assets.

     7.7 Default. Seller, GLI Operating, and each of the Companies will use all reasonable effort so as not to default under or become in material breach of any term or provision of, or suffer or permit to exist any condition or event which, after notice or lapse of time or both, would constitute a breach of any material contract respecting any of the Companies' or GLI Operating's business.

     7.8 Employees and Compensation. Except as consented to by GLI Holding, none of the Companies nor GLI Operating will hire any personnel for employment and none of the Companies nor GLI Operating will adopt any benefit Plans.

     7.9 Preserve Business and Assets. GLI Operating and Seller will or will cause each of the Companies and GLI Operating to use reasonable efforts to preserve the Sale Assets and business of each of the respective Companies and GLI Operating, and to preserve the goodwill of agents, lessees, lenders, joint venturers, licensees, and customers having business relations with each of the Companies and GLI Operating.

     7.10 Insurance. The Companies, Seller, or GLI Operating will cause to be maintained in effect insurance consistent with industry practices with respect to the business of the Companies and GLI Operating and the Sale Assets and cause to be obtained renewals thereof or substitutions therefor for periods prior to Closing, and will not default with respect to any provision of, and will give all notices and present all claims under, all such insurance policies in due and timely fashion. GLI Holding shall obtain and maintain insurance with respect to the business of the Companies and GLI Operating and the Sale Assets after Closing consistent with sound business practices.

     7.11 Government Reports. The Companies and GLI Operating duly and timely will file all reports required to be filed with governmental authorities and others and duly and timely will observe and conform to all laws, rules, regulations, ordinances, codes, orders, licenses, permits, approvals, and certifications relating to any of their properties or applicable to the business of the Companies and GLI Operating, the failure of which to so observe and conform to would in the aggregate materially and adversely affect the business of the Companies and GLI Operating taken as a whole.

     7.12 Tax Returns. Each of the Companies and GLI Operating will duly and timely file all tax returns required to be filed by it or for which it may be held responsible and shall pay all taxes shown to be due and payable on such returns, provided that the Companies may contest in appropriate proceedings any tax, governmental charge, duty, or assessment; and each of the Companies, GLI Operating and Seller will withhold from each payment made to each of its employees, if any, the amount of all taxes (including, but not limited to, Federal income taxes and Federal Insurance

Contribution Act taxes and state and local income, wage, disability, unemployment, and similar taxes) required to be withheld therefrom and will pay the same, before becoming delinquent, to the proper tax receiving officers.

     7.13 Access. The Companies, Seller, and GLI Operating will permit GLI Holding's representatives full access during normal business hours throughout the period prior to the Closing to all of the Companies', Seller's and GLI Operating's offices, records, and documents relating to the Sale Assets and the business of the Companies and GLI Operating; and the Companies, Seller, and GLI Operating promptly will furnish to GLI Holding copies of all documents and information concerning them as GLI Holding reasonably may request.

     7.14 Consents. GLI Holding and Seller, acting together, will use their best efforts to obtain all consents, waivers, approvals, and agreements of other parties or governmental authorities which are necessary to the consummation of the transactions contemplated by this Agreement.

     7.15 Releases. GLI Holding and Seller, acting together, will use their best efforts to obtain or make arrangements to obtain releases of comfort letters, letters of credit, guarantees, or similar facilities referred to in
Section 11.2 hereof.

     7.16 Update Schedules. Prior to Closing, Seller shall disclose to GLI Holding any information contained in Seller's representations and warranties or the Schedules (other than Schedule 4.5) which, because of an inadvertent omission or event occurring after the date hereof, is incomplete or is no longer correct in some material respect as of the time of delivery of such information. Except for purposes of Section 8.1, subsequent to the Closing the representations and warranties of Greyhound and Seller herein shall be deemed modified by the information disclosed pursuant to this section.

     7.17 Financing. Seller shall and shall cause GLI Operating and the Companies to cooperate with GLI Holding in effecting the funding of GLI Holding financing of this transaction, including without limitation approval and execution of such documents, at the Closing, as GLI Holding may reasonably request, but in no event shall Greyhound or Seller be required to incur any obligation with respect to such financing. GLI Holding shall obtain Financing for this transaction.

     7.18 Exclusivity. GLI Holding shall have the exclusive right through the close of business on the date this Agreement terminates to consummate the transaction contemplated herein, and during such exclusive period, neither Greyhound, Seller, the Companies, GLI Operating, nor any of their authorized representatives will solicit, accept, or encourage any other offer to purchase any capital stock of GLI Operating or any Company, any of the Sale Assets, or all or any significant part of the business of the Companies or GLI Operating or any similar transaction, except for sales in the ordinary course of business, nor hold discussions or negotiations with, or provide any information to any other individual or corporation, partnership, or other entity concerning any such sales or transactions.

     7.19 Acquisition of Buses. The Companies, in the aggregate, will have received during the period from January 1, 1986 to the Closing Date, 275 new TMC 1986 Model MCI 102A3 buses (all of which buses will have available to the Companies the full remaining warranties customarily provided by the bus manufacturer to purchasers of new buses), and will have received prior to the Closing Date from Seller all of the training buses owned by Seller, all historic buses, and 16 capital lease buses subleased or previously subleased to Vermont Transit Co., Inc. all of which buses (except for the capital lease buses) will be owned by the Companies at Closing free and clear of any debt, liens, claims, encumbrances, or security interests, unless sold to and leased back from BusLease, Inc. or any of its subsidiaries.

     7.20 Change of Name of Seller. Promptly after the Closing, Seller will change its name from Greyhound Lines, Inc. to "Transportation Leasing Co." or a similar name and will give all consents and take all other action, at the expense of GLI Holding, necessary to permit GLI Operating to change its name to "Greyhound Lines, Inc." and to qualify GLI Operating to do business under such name in the United States. From and after the Closing neither Seller nor Greyhound nor any of their affiliates will use in the United States the name "Greyhound Lines" or any deceptively similar name without the permission of GLI Holding, except as provided in the Operations Agreement.

     7.21 GLI Holding Financial Information. As long as Greyhound holds more than 15% of the outstanding shares of GLI Holding Stock, the Junior Notes or the Preferred Stock, GLI Holding will send within 60 days after the end of each fiscal quarter consolidated financial information of GLI Holding relating to such fiscal quarter and will send within 90 days after the end of each fiscal year audited consolidated financial information of GLI Holding relating to such fiscal year.

8. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF GLI HOLDING.

     Subject to waiver pursuant to Section 12.6 hereof, all obligations of GLI Holding, GLI Bus and GLI Merger under this Agreement and the Merger Agreement are subject to the fulfillment on the Closing Date of each of the following conditions:

     8.1 Representations and Warranties. Each representation and warranty of Greyhound and Seller hereunder shall be true and accurate in all material respects on the Closing Date in the same manner as if it were made again at and as of the Closing Date.

     8.2 Performance by Seller. Greyhound, Seller and GLI Operating shall have performed and complied in all material respects with each and every covenant, agreement, and condition required by this Agreement to be performed and complied with by it on or before the Closing Date.

     8.3 Officer's Certificate. Seller shall have delivered to GLI Holding, GLI Bus, and GLI Merger a certificate of an executive officer of Greyhound and Seller, dated as of the Closing Date, certifying on behalf of Greyhound and Seller that the conditions set forth in Sections 8.1 and 8.2 hereof have been fulfilled.

     8.4 Legal Opinion. Greyhound and Seller shall have delivered to GLI Holding, GLI Bus, and GLI Merger an opinion of L. G. Lemon, Vice President and General Counsel of Greyhound, dated as of the Closing Date, in form and substance reasonably satisfactory to GLI Holding's counsel, to the effect that:

          (a) The corporate existence and good standing in its jurisdiction of incorporation and the corporate power and authority of GLI Operating and each of the Companies is as represented and warranted in Section 4.4 hereof;

          (b) To such counsel's knowledge, GLI Operating and the Companies have complied with all material laws, rules, regulations, ordinances, codes, orders, licenses, and permits applicable to the operation of the business of GLI Operating and the Companies as represented and warranted in Section
     4.14 hereof; and

          (c) This Agreement, the Merger Agreement, and the transactions contemplated hereby and thereby have been duly and validly approved by Seller, Greyhound, and GLI Operating, as appropriate, and this Agreement has been executed, acknowledged and delivered by Seller, Greyhound, and GLI Operating; the Merger Agreement has been executed, acknowledged and delivered by GLI Operating; all legal and corporate proceedings necessary to be taken by Seller, Greyhound, and GLI Operating in connection with the approval of this Agreement and the Merger Agreement have been duly and validly taken, and this Agreement and the Merger Agreement are valid and binding upon Seller, Greyhound, and GLI Operating, as appropriate, and enforceable against Seller in accordance with their respective terms, except as the enforcement thereof may be modified or limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforceability of creditors' rights generally and except as to rules governing specific performance, injunctive relief and equitable remedies.

          (d) The execution and delivery and the performance on the date hereof (to the extent required by this Agreement) of this Agreement and all of the documents and instruments required hereby by Seller, Greyhound, and GLI Operating did not and will not conflict with or violate any judgment, order or decree binding upon Seller, Greyhound, GLI Operating or the Companies, the Certificate of Incorporation or By-laws of Seller, Greyhound, and GLI Operating or the Companies, or, to such counsel's knowledge, any contract or agreement to which Seller, Greyhound, GLI Operating, or the Companies are a party or by which they are bound, except as disclosed in Schedule 4.3.

          (e) To such counsel's knowledge, GLI Operating is the owner of all the outstanding capital stock of each of the Companies free and clear of all mortgages, liens, encumbrances, charges, claims, restrictions, pledges, security interests, or impositions attributable to Seller, Greyhound, or GLI Operating.

     8.6 Satisfaction of Legal Requirements. All statutory and other legal requirements for the valid consummation of the transactions contemplated by this Agreement shall have been fulfilled, including compliance with Hart-Scott-Rodino Antitrust Improvement Act of 1976 (the "HSR Act"), but excluding the granting of authority or temporary authority by any state regulatory agency having jurisdiction over intrastate fares, routes, service or operations or the Interstate Commerce Commission, which the parties hereto acknowledge is not legally required to consummate such transactions.

     8.7 Approvals; Consents. All material consents, waivers, approvals, and agreements of and notices to other parties (other than with respect to leasehold consents, and any financing to be obtained by GLI Holding) or governmental authorities which are necessary to the effective consummation of the transactions contemplated by this Agreement and the Merger Agreement shall have been obtained or given.

     8.8 No Restraint; No Litigation. Neither Greyhound, GLI Operating nor Seller shall be restrained or prohibited by any law, rule or regulation or order from consummating the transactions contemplated by this Agreement or the Merger Agreement, and no material suit, action or other proceeding shall be threatened by or pending before, any governmental agency that seeks restraint, prohibition, material damages, or other material relief in connection with this Agreement or the Merger Agreement or the consummation of the transactions contemplated hereby and thereby.

     8.9 Deliveries. Seller shall have executed and delivered to GLI Holding those documents required by Section 3.2(a) hereof.

9. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER.

     Subject to waiver pursuant to Section 13.6 hereof, all obligations of Seller, Greyhound and GLI Operating under this Agreement and the Merger Agreement are subject to the fulfillment on the Closing Date of each of the following conditions:

     9.1 Representations and Warranties. Each representation and warranty of GLI Holding hereunder shall be true and accurate in all material respects on the Closing Date in the same manner as if it were made again at and as of the Closing Date.

     9.2 Performance by GLI Holding, GLI Bus, and GLI Merger. GLI Holding, GLI Bus, and GLI Merger shall have performed and complied in all material respects with each and every covenant, agreement, and condition required by this Agreement to be performed and complied with by it on or before the Closing Date.

     9.3 Officer's Certificate. GLI Holding shall have delivered to Seller a certificate of an executive officer of GLI Holding, GLI Bus, and GLI Merger, dated as of the Closing Date, certifying on behalf of GLI Holding, GLI Bus, and GLI Merger that the conditions set forth in Sections 9.1 and 9.2 hereof have been fulfilled.

     9.4 Legal Opinion. GLI Holding shall have delivered to Seller the opinion of Johnson & Swanson, counsel to GLI Holding, dated as of the Closing Date, in form and substance reasonably satisfactory to Seller's counsel, to the effect that:

          (a) The corporate existence, good standing, power and authority of GLI Holding, GLI Merger and GLI Bus are as represented and warranted in Section
     5.1 hereof.

          (b) This Agreement, the Merger Agreement and the transactions contemplated hereby and thereby have been duly and validly approved by the Boards of Directors of GLI Holding, GLI Bus and GLI Merger and this Agreement and the Merger Agreement have been executed, acknowledged, and delivered by GLI Holding, GLI Bus and GLI Merger, as the case may be; all legal and corporate proceedings necessary to be taken by GLI Holding, GLI Bus and GLI Merger in connection with the approval of this Agreement and the Merger Agreement have been duly and validly taken, and this Agreement and the Merger Agreement each is valid and binding upon GLI Holding, GLI Bus and GLI Merger, as appropriate, and enforceable in accordance with their respective terms, except as the enforcement thereof may be modified or limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforceability of creditors' rights generally and except as to rules governing specific performance, injunctive relief and other equitable remedies.

          (c) The execution and delivery and the performance on the date hereof (to the extent required by this Agreement) of this Agreement and all of the documents and instruments required hereby by GLI Holding, GLI Bus or GLI Merger, did not and will not conflict with or violate any judgment, order or decree binding upon GLI Holding, GLI Bus or GLI Merger, the Certificate of Incorporation or Bylaws of GLI Holding, GLI Bus or GLI Merger, or to such counsel's knowledge, any contract or agreement to which GLI Holding, GLI Bus or GLI Merger are a party or by which they are bound.

     9.5 Satisfaction of Legal Requirements. All statutory and other legal requirements for the valid consummation of the transactions contemplated by this Agreement shall have been fulfilled, including compliance with Hart-Scott-Rodino Antitrust Improvement

Act of 1976 (the "HSR Act"), but excluding the granting of authority or temporary authority by any state regulatory agency having jurisdiction over intrastate fares, routes, service or operations or the Interstate Commerce Commission, which the parties hereto acknowledge is not legally required to consummate such transactions.

     9.6 Approvals; Consents. All material consents, waivers, approvals, and agreements of and notices to the other parties or governmental authorities which are necessary to the effective consummation of the transactions contemplated by this Agreement and the Merger Agreement shall have been obtained or given, including approval of this Agreement by the Board of Directors of GLI Holding, GLI Bus and GLI Merger.

     9.7 No Restraint; No Litigation. Neither GLI Holding, GLI Bus nor GLI Merger shall be restrained or prohibited by any law, rule or regulation or order from consummating the transactions contemplated by this Agreement or the Merger Agreement, and no material suit, action or other proceeding shall be threatened by or pending before, any governmental agency that seeks restraint, prohibition, material damages, or other material relief in connection with this Agreement or the Merger Agreement or the consummation of the transactions contemplated hereby and thereby.

     9.8 Deliveries. GLI Holding shall have executed and delivered to Seller those documents and caused the delivery of the Consideration required by Section 3.2(b) hereof.

10. SURVIVAL; INDEMNIFICATION.

     10.1 Survival of Representations and Warranties. All representations and warranties of GLI Holding or Seller under this Agreement shall survive the Closing and shall remain effective for a period of two years after the Closing (except for representations and warranties with respect to the capitalization of GLI Operating and the Companies, which shall survive the Closing and remain effective indefinitely) regardless of any investigation or inquiry by any party hereto at any time.

     10.2 Indemnity. Subject to the limitations contained in Section 10.1 hereof and to the limitations set forth below, Greyhound and Seller hereby indemnify and agree to save GLI Holding, GLI Bus, GLI Operating and the Companies (each an "Indemnitee") harmless against and from any claim, action, proceeding, damage, liability, loss, cost, expenses, judgment, fine, penalty or deficiency, including without limitation reasonable attorneys' fees and other costs and expenses incident to proceedings or investigations or defenses of any claim, in each case calculated on an after-tax basis ("Damages"), arising out of, resulting from or related to, and to pay each Indemnitee on demand the full amount of any Damages which such Indemnitee suffers or incurs as a result of:

          (a) any breach of any representation or warranty or failure to perform any obligation of Greyhound or Seller under this Agreement or any certificate or agreement executed and delivered pursuant to this Agreement. Greyhound's or Seller's obligation to indemnify the Indemnitees under this subsection 10.2(a) with respect to the breach of representations or warranties shall not extend to a claim for Damages until the aggregate amount of Damages exceeds $9,500,000; and thereafter Greyhound and Seller shall each be liable in full for Damages, but only to the extent the aggregate of all Damages exceeds $9,500,000; provided, however, that for purposes of this Section 10.2(a), any use of the word "material" (or any variation thereof) in Seller's representations and warranties shall be disregarded.

          (b) Any liability or obligation of the Seller, GLI Operating or the Companies, except for Continuing Liabilities fully accrued in the Closing Statement or set forth on Schedule 1.5.

          (c) Any third party claim, action or proceeding arising out of any product sold, manufactured, rebuilt, repaired or remanufactured prior to Closing (except to the extent such claim, action or proceeding arises out of any action with respect to the installation, maintenance or storage taken by GLI Operating or the Companies after the Closing).

          (d) Any third party claim, action or proceeding for property damage or personal injury arising out of any event that occurred prior to the Closing.

          (e) Any third party claim, action or proceeding arising out of any employee collective bargaining agreement of Greyhound, the Seller, GLI Operating or the Companies, any unfair labor practice of Greyhound, Seller or the companies, or any obligation of any character to employees or for employee compensation relating to employees of Greyhound, Seller, GLI Operating or employees of the Companies prior to the Closing, except to the extent that any of the foregoing arises out of any action or omission of GLI Holding, GLI Bus or GLI Merger.

          (f) Any federal, state or local income tax arising out of transactions prior to Closing or the consummation of the transactions contemplated by this Agreement (including any tax resulting from the Section 338 Election referred to in Section 11.3 hereof).

          (g) Any liability or obligation of the Companies or GLI Operating to the Seller or any affiliate of the Seller arising prior to the Closing, except for Continuing Liabilities fully accrued in the Closing Statement or set forth on Schedule 1.5.

          (h) Any loss, claim, liability or obligation resulting from any tax indemnities, rental adjustments or similar tax benefit reimbursement or yield preservation provisions in any lease, sublease or related contract to which Seller, GLI Operating or the Companies is a party, except to the extent arising as a result of acts or omissions of GLI Operating or the Companies occurring subsequent to the Closing.

          (i) Any loss, claim, liability or obligation resulting from the failure of Greyhound or Seller to obtain any consent, waiver, approval or agreement of any lessor regarding any of the transactions contemplated by this Agreement or the Merger Agreement.

     10.3 Notice. GLI Holding agrees to give Seller prompt and specific notice of the facts and basis of any claim for Damages for which any Indemnitee seeks indemnification under Section 10.2, unless the failure to provide prompt and specific notice is not prejudicial to Seller. If any amount in respect of a claim for Damages pursuant to Section 10.2(a) hereof has not been determined as of the expiration of the period, if any, set forth in Section 10.1 hereof, each Indemnitee's right to claim such amount shall continue after such period until such amount has been determined.

     10.4 Legal Counsel. In any litigation, administrative proceeding, negotiation or arbitration pertaining to any claim made by a third party for which an Indemnitee seeks indemnification under Section 10.2, Seller shall have the right to select legal counsel to represent the Indemnitee and to otherwise control such litiga-tion, proceeding, negotiation or arbitration. If Seller elects to control such litigation, proceeding, negotiation or arbitration, the Indemnitee at all times shall have the right to participate fully in the defense at its own expense. If Seller, within a reasonable time after notice, shall fail to defend, each Indemnitee shall have the right, but not the obligation, to undertake the defense of and to compromise or settle (exercising reasonable business judgment) the claim or other matter on behalf, for the account and at the risk of Seller.

11. TRANSACTIONS FOLLOWING CLOSING.

     11.1. Assignment Rights. Should Seller be required to pay any amount as Damages under the indemnity in Section 10 hereof, the Indemnitee shall assign to Seller, as directed by Seller, any rights of such Indemnitee under contracts or accounts or otherwise in any matter in respect of which Damages were paid.

     11.2. Guarantees of Obligations. GLI Holding shall indemnify Seller and Greyhound in respect of any claims arising from Continuing Liabilities that have been supported or guaranteed by Seller or Greyhound under comfort letters, letters of credit, guarantees or other facilities furnished by Seller or Greyhound and disclosed on Schedule 11.2 hereto. GLI Holding shall cooperate with Seller and Greyhound in obtaining releases of Seller and Greyhound from such comfort letters, letters of credit, guarantees or other facilities to the extent they have not been obtained pursuant to Section 7.15.

     11.3. Taxes

          (a) Mutual Assistance. The parties hereto will provide each other such records and assistance as may reasonably be requested by any of them in connection with the preparation of any return for taxes, any audit or other examination by any taxing authority, and any judicial or administrative proceedings relating to liability for taxes (including refunds) and will each provide each other with any records or information relevant to such return, audit or examination, proceedings or determination as are in its possession or subject to its control. Such assistance shall include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided pursuant hereto and shall include providing copies of any relevant tax returns. All information provided pursuant to this Section 11.3(a) shall be held in confidence, and not be disclosed to others for any reason whatsoever, except to the extent that such disclosure is required in order to effect the intent of this Section 11.3(a) or such disclosure is required by law.

          (b) Income Taxes. GLI Operating and the Companies and their subsidiaries are included in Greyhound's consolidated federal and certain consolidated or combined state tax returns filed by Greyhound, Seller or their subsidiaries and will be so included for 1986 and 1987 up to the Closing Date. GLI Holding agrees that it will cause GLI Operating and the Companies and their subsidiaries to prepare and submit to Seller appropriate tax return information consistent with prior years for 1986 and the period from January 1, 1987 to Closing Date, including all necessary supporting data and work papers reasonably requested by Seller.

          (c) Carrybacks. Seller intends that benefits of tax losses and credits of GLI Operating and the Companies and their subsidiaries generated in taxable periods subsequent to the Closing Date will be utilized in GLI Holding's and GLI Operating's combined or consolidated income tax returns. GLI Holding, GLI Operating and the Companies and their subsid-iaries will elect, where permitted, to carry forward, rather than carry back any such unutilized losses or credit. If GLI Operating or the Companies and their subsidiaries incur any such unutilized losses or credits which must be carried back to combined or consolidated tax return periods of Greyhound, including Seller or its subsidiaries, or if such losses or credits are otherwise carried back with Seller's consent, Seller at the request of GLI Holding and at GLI Holding's expense, shall file an appropriate carryback (including any tentative carryback adjustment) claim for refund of any taxes recoverable and shall promptly pay, upon receipt by Seller, to GLI Holding or GLI Operating or the Companies the amount of such refund (including interest) less any tax detriment (including interest) to Greyhound or its subsidiaries resulting from such carryback claim, including in all cases the carryback or carryover effects on tax year(s) other than those to which directly carried back due to rearrangement of carrybacks or carryovers caused by applicable tax rules governing the ordering of tax items.

          (d) Tax Audit Adjustments. With respect to the tax years of GLI Operating and the Companies and their subsidiaries not yet audited by or under protest or appeal with, the Internal Revenue Service or the years involved in the current Internal Revenue Service examination, or with respect to any open tax year under protest or appeal or not yet audited or under current examination by any other taxing authority:

             (i) Seller will be responsible for the representation of GLI Operating and the Companies and their subsidiaries in regard to all federal, state and local tax audits for all years open for the assessment of deficiencies through and including the filing of final 1986 or 1987 returns for any period up to and including the

        Closing Date. Seller shall inform GLI Holding of (a) the commencement of any audit or examination, (b) proposals of deficiencies or refunds, and
        (c) the assessment of deficiencies or the agreement to refund an overpayment of taxes, with respect to GLI Operating and the Companies and their subsidiaries.

             (ii) Subject to the provisions of this subsection, the parties hereto acknowledge that any tax liability of any of GLI Operating, the Companies, and subsidiaries, including any interest, penalties and additions to tax for any period prior to the Closing Date resulting from a Final Determination (as herein defined) is the liability of Seller. With respect to any deductions allowable in future years as a result of timing differences arising in connection with a Final Determination, GLI Holding shall promptly pay Seller for the benefit of such deductions as actually realized by GLI Holding, GLI Operating, or the Companies and their subsidiaries after Closing. As used herein, "Final Determination" shall mean a final determination of tax, interest and penalties by the Internal Revenue Service or any state or local taxing authority or a court of competent jurisdiction after timely appeals thereof, if any.

             (iii) If an assessment is proposed and sustained with respect to GLI Operating, the Companies and their subsidiaries by any taxing authority and results in tax benefits realized by GLI Operating, the Companies and their subsidiaries for a period prior to the Closing Date and such benefits will not otherwise be allowable to GLI Operating, the Companies, and their subsidiaries for any period after Closing, Seller shall promptly pay such benefits (including interest) to GLI Operating, the

        Companies and their subsidiaries.

          (e)  Section 338 Election.

             (i) GLI Holding or GLI Operating shall have the right to make an election under section 338(g) of the Internal Revenue Code of 1986, as amended (the "Code"), and under any relevant state or local income, excise, or franchise tax law (a "Section 338 Election"), with respect to the purchase by GLI Bus of the outstanding common stock of GLI Operating pursuant to the Merger Agreement. Neither Seller nor Greyhound will cause GLI Operating or any of the Companies to elect out of the Greyhound consolidated federal income tax return filed for the taxable year in which the Closing occurs. Promptly after the Closing, Greyhound shall, at GLI Holding's request, join in making an election under section 338(h)(10) of the Code and under all such other laws where a similar election is permissible (an "(h)(10) Election") with respect to the sale of the GLI Operating common stock to GLI Bus pursuant to the Merger Agreement.

             (ii) Greyhound and GLI Holding each covenant that the purchase and sale of the GLI Operating common stock to GLI Bus pursuant to the Merger Agreement hereunder will be treated by each of them for federal, state and local income, excise, and franchise tax purposes in each jurisdiction in which an (h)(10) Election has been made as a sale by GLI Operating and the Companies of all of their assets in a single transaction in which gain or loss is recognized to the same extent as would have been recognized from an actual sale of such assets in exchange for cash equal to the fair market value thereof, and that GLI Operating and the Companies will be members, for federal income tax purposes, of the consolidated return group of Greyhound and will file with Greyhound a consolidated federal income tax return and a combined consolidated income, excise or franchise tax return for the taxable year in which the Closing occurs in each jurisdiction where such filing is required.

          (f) Purchase Price; Allocation. Greyhound and GLI Holding shall agree prior to the due date for the Section 338 Election on an allocation of the Consideration among the assets of GLI Holding using the method prescribed by Temporary Treasury Regulation Section 1.338(b)-2T, and all tax returns and reports filed by Greyhound and GLI Holding with respect to the transactions contemplated by this Agreement shall be consistent with that allocation. Greyhound and GLI Holding shall jointly select an independent appraisal firm to determine the allocation of Consideration among the assets of GLI Holding. If Greyhound and GLI Holding are unable to agree on the selection of such appraisal firm, an appraiser shall be jointly selected by the independent public accountants of Greyhound and of GLI Holding. The determination of such independent appraisal firm shall be binding on the parties hereto. The fees and disbursements of such independent appraisal firm shall be shared equally by GLI Operating and Greyhound.

          (g) Cooperation and Access to Information. GLI Holding shall not destroy any records of GLI Operating and the Companies and their subsidiaries necessary for tax return preparation or support in audits or other tax proceedings without the prior written consent of Seller.

     11.4 Operation of Businesses. Greyhound and Seller presently intend to continue to operate any assets or business of Seller not sold hereunder, and have no present plans to liquidate or terminate such business.

     11.5 GLI Holding Indemnification. Subject to the provisions of Section 10, from and after the Closing Date, GLI Bus, GLI Holding, GLI Operating and the Companies will defend, hold harmless and indemnify Seller and its subsidiaries from and against any and all Continuing Liabilities and any and all loss, cost or expense resulting from any claim, contract or obligation arising from the business or activities of GLI Holding, GLI Operating or the Companies or in connection with the other Sale Assets after the Closing, (a) except as the result of any breach of this Agreement by Seller, (b) except for claims, contracts, liabilities, or obligations against which the Seller has agreed to indemnify the Companies or GLI Holding pursuant to the terms of this Agreement, and (c) except for any claim asserted against Greyhound or its affiliates as a result of confusion of the identities of the parties due to similarity of corporate names or otherwise. In the event any person is entitled to indemnification hereunder based upon a claim asserted by a third party, the indemnitor shall have the right to select counsel subject to the reasonable approval of the indemnitee, to control and to approve any settlement thereof. The indemnitee shall cooperate in furnishing evidence and testimony and in any other manner which the indemnitor may reasonably request and shall have the right, if it so elects, to retain counsel at its own expense to participate in the defense of any claim.

12. TERMINATION.

     12.1 Termination. This Agreement may be terminated and the transaction contemplated hereby may be abandoned as follows: (a) at any time prior to the Closing by mutual written agreement of the parties hereto; (b) by GLI Holding on the Closing Date if any of the conditions set forth in Article 8 of this Agreement shall not have been fulfilled by the Closing Date; (c) by Seller on the Closing date if any of the conditions set forth in Article 9 of this Agreement shall not have been fulfilled by the Closing Date; or (d) by GLI Holding or Seller after the Termination Date if the Closing shall not have occurred. The "Termination Date" shall be March 18, 1987; provided such date shall be extended by the number of days (whether before or after March 18, 1987) during which GLI Holding is enjoined or restrained from hiring and training temporary bus drivers, but in no event shall the Termination Date by later than December 31, 1987.

     12.2 Rights on Termination; Waiver. If this Agreement is terminated pursuant to Section 12.1, all further obligations of the parties under or pursuant to this Agreement (other than those for any breach which occurs prior to such termination) shall terminate without further liability of either party to the other, except as provided in Section 12.3.

     12.3 Termination Payment. If this Agreement is terminated as a result of the breach of this Agreement by GLI Holding, GLI Bus or GLI Merger, then Seller and Greyhound shall have the rights set forth in the Pledge Agreement referred to in Section 13.15 of this Agreement. From time to time after the termination of this Agreement for any reason (other than the breach of this Agreement by GLI Holding, GLI Bus or GLI Merger), the Seller and Greyhound will reimburse to GLI Holding all documented out-of-pocket costs and expenses incurred by GLI Holding, GLI Bus and GLI Merger in connection with this Agreement and the transactions contemplated by this Agreement or the efforts to obtain financing therefor (other than expenses incurred in connection with negotiation of a contract with the Amalgamated Transit Union or the hiring and training of temporary drivers), including without limitation, the fees and expenses of its agents, representatives, consultants, legal coun-sel, accountants, and investment bankers, and financing commitment fees; provided, however, that the aggregate amount of such reimbursement shall be limited to $3,500,000 if neither Greyhound nor Seller has breached this Agreement.

13. MISCELLANEOUS.

     13.1 Remedies Cumulative. Except as herein expressly provided, the remedies provided herein shall be cumulative and shall not preclude the assertion by any party of any other rights or the seeking of any other remedies against any other party, as the case may be.

     13.2 Commissions. Each of the parties hereto will indemnify and hold harmless the other party hereto from and against any and all claims or liabilities for brokerage commissions, finder's fees or other similar compensation incurred by reason of any action taken by the indemnifying party.

     13.3 Notices. All notices, requests, demands, and other communications required or permitted to be given hereunder shall be deemed to have been duly given when received and shall be addressed as follows:

    If to Greyhound,                       c/o The Greyhound Corporation
    Seller or GLI                          Greyhound Tower
    Operating:                             Phoenix, Arizona 85077
                                           Attn: Chairman and Chief
                                                 Executive Officer

    with a copy to:                        The Greyhound Corporation
                                           1742 Greyhound Tower
                                           Phoenix, Arizona 85077
                                           Attn: General Counsel

    If to GLI Holding,                     c/o BusLease, Inc.
    GLI Bus or GLI Merger:                 2400 InterFirst Plaza
                                           901 Main Street
                                           Dallas, Texas 75202
                                           Attn: President

    with a copy to:                        Johnson & Swanson
                                           Founders Square
                                           900 Jackson Street
                                           Dallas, Texas 75202-4499
                                           Attn: Lawrence D. Stuart, Jr.
                                           Phillip J. Kushner

Each party may change the address to which such communications are to be directed to it by giving written notice to the other party in the manner provided in this Section 13.3 hereof.

     13.4 Access to Information and Record Retention. In addition to Seller's rights under Section 11.3 of this Agreement, GLI Operating shall permit Seller and its representatives access at all reasonable times after Closing to the offices, documents, books, records, and accounts of GLI Operating and the Companies or related to the Sale Assets for review and copying any of them which relate to the business of Seller or GLI Operating or the Companies prior to Closing. Subject to Section 11.3(f) of this Agreement, for a period ending five years after the Closing Date, neither GLI Operating nor the Companies may destroy any documents, books, records, or account which related to the business of Seller or the Companies prior to Closing without first receiving Seller's written approval.

     13.5 Expenses. Subject to Section 12.3, each party shall pay and discharge all liabilities and expenses that it incurred or that were incurred on its behalf in connection with Agreement and all related documents, including, but not limited to, all fees and expenses of agents, representatives, counsel, accountants, consultants and investment bankers, and all amounts payable with respect to any claim for brokerage or finder's fees (if any) or any other commissions with respect to the transactions contemplated by this Agreement.

     13.6 Modifications. The parties hereto by mutual consent may amend, modify, supplement and waive any right under this Agreement in any manner agreed to by them in writing at any time.

     13.7 Entire Agreement. This Agreement and the schedules and exhibits referred to herein and all certificates and other instruments executed and delivered pursuant hereto set forth the entire and the only agreement and understandings of the parties with respect to the transactions contemplated hereby and supersede all prior agreements, representations, arrangements and understandings relating to the subject matter hereof which may have been imparted to GLI Holding or its representatives prior to negotiations, in negotiations or as a result of GLI Holding's investigation of Seller, GLI Operating or the Companies prior to the signing hereof. reference to "Agreement" herein includes all schedules and exhibits hereto and all certificates and other instruments executed and delivered pursuant hereto.

     13.8 Headings. The article and section headings contained in this Agreement are for convenient reference only, and shall not in any way affect the meaning or interpretation hereof.

     13.9 Public Announcement. Prior to the Closing, no public announcement or press releases concerning the transactions contemplated hereby shall be made or released unless mutually consented to by each party hereto or as may be required by law or a court of competent jurisdiction, in which case the parties agree to consult with each other as to the content of such disclosure.

     13.10 Attorney's Fees. The prevailing party in any litigation hereunder shall be entitled to the recovery of its attorney's fees and court costs from the other party, as such amounts are fixed by the court.

     13.11 Binding Effect. This Agreement shall bind and inure to the benefit of the parties and their respective successors and assigns.

     13.12 Applicable Law. Interpretation and enforcement of this Agreement shall be in accordance with the law of and in the courts of Arizona.

     13.13 No Reliance. No third party (other than, after the Closing Date, the Companies) is entitled to rely on any of the representations, warranties, and agreements contained in this Agreement. No party hereto shall assume any liability to any third party (other than, after the Closing Date, the Companies) because of any reliance on the representations, warranties, and agreements of any party contained in this Agreement.

     13.14 Subsequent Changes. Various assets, rights and obligations associated with the Sale Assets and the business related thereto have not been transferred to GLI Holding or the Companies or out of Seller as of the date hereof. Such transfers will be completed in all material respects prior to Closing and will not have any adverse impact on the transactions contemplated by this Agreement.

     13.15 Pledge Agreement. Concurrently with the execution of this Agreement, Greyhound and the individuals named therein shall execute that certain Pledge Agreement relating to the pledge to Greyhound of shares of common stock of BusLease, Inc. and options related to such common stock owned by such individuals.

     IN WITNESS WHEREOF, the parties have executed this instrument on the date first above written.

                                          THE GREYHOUND CORPORATION

                                          By: /s/  JOHN W. TEETS
                                              John W. Teets, Chairman of the
                                              Board and Chief Executive Officer

                                          GREYHOUND LINES, INC.

                                          By: /s/  FRANK L. NAGEOTTE
                                              Frank L. Nageotte,
                                              Chairman of the Board

                                          GLI OPERATING COMPANY

                                          By: /s/  JOHN W. TEETS
                                              John W. Teets, Chairman of the
                                              Board and Chief Executive Officer

                                          GLI HOLDING COMPANY

                                          By: /s/  FRED G. CURREY
                                              Fred G. Currey, Chairman of the
                                              Board and Chief Executive Officer

                                          GLI BUS OPERATIONS HOLDING COMPANY

                                          By: /s/  FRED G. CURREY
                                              Fred G. Currey, Chairman of the
                                              Board and Chief Executive Officer

                                          GLI MERGER COMPANY

                                          By: /s/  FRED G. CURREY
                                              Fred G. Currey, Chairman of the
                                              Board and Chief Executive Officer